CONTACT:

Scott Larson	Robert Travis
Press Inquiries	Investor Inquiries
Sycamore Networks, Inc.	Sycamore Networks, Inc.
978-250-3433	978-250-3432
scott.larson@sycamorenet.com	bob.travis@sycamorenet.com

SYCAMORE NETWORKS ANNOUNCES WORKFORCE REDUCTION

CHELMSFORD, Mass., April 29, 2009 – Sycamore Networks, Inc. (NASDAQ: SCMR), in response to current economic conditions and reduced capital expenditures in the global telecommunications market, today announced a workforce reduction of approximately 30 percent. The reduction is expected to be completed over the next several quarters and will affect all functional organizations and multiple geographic locations. The Company expects that this action, when completed, will result in an annualized cost savings in the range of $17.0 million to $18.0 million.

“We continue to face a challenging operating environment that requires us to make difficult decisions,” said Daniel E. Smith, president and CEO. “We believe the action announced today, coupled with our ongoing focus on expense control, will help us streamline operations while retaining the resources necessary to meet our ongoing customer commitments, enhance our product offerings, and continue to deliver excellence in customer support.”

As a result of these actions, the Company expects to incur aggregate restructuring charges in the range of $4.0 million to $5.0 million over the next several quarters primarily associated with employee separation packages, which include severance pay, benefits continuation, and outplacement services.

About Sycamore Networks
Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent bandwidth management solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore's global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements regarding future events that involve risks and uncertainties. Statements in this news release such as statements regarding the anticipated size of the Company’s workforce reduction, the expected timing of the implementation of the reduction, the estimated costs and cost savings associated with such activities and the anticipated timing thereof, the Company’s implementation of additional cost reduction activities in the future and the impact that the cost reduction efforts could have on the Company’s ability to preserve its competitive position, future research and development efforts and future customer demand for the

Company’s products and services are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that actual results or events could differ materially from those stated or implied in the forward-looking statements as a result of risks and uncertainties including, but are not limited to, actions, inquiries and findings that may result from certain stock option matters, including the restatement of previously issued financial statements and certain purported shareholder derivative actions filed against the Company and certain of its current and former officers and directors; the Company's reliance on a limited number of customers; variations in the Company's quarterly results; industry pricing pressures and the high cost of product development required to remain competitive and keep pace with evolving features and technologies desired by customers; the consolidation of both suppliers and customers in the telecommunications marketplace and general economic conditions. Certain additional risks are set forth in more detail in the section entitled "Risk Factors" in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.